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                                                                    EXHIBIT 99.2

                         ASCENTIAL SOFTWARE CORPORATION
                    (FORMERLY KNOWN AS INFORMIX CORPORATION)
            SECOND RESTATED 1989 OUTSIDE DIRECTORS STOCK OPTION PLAN
(as amended by the Board of Directors on February 13, 1992, April 28, 2000, May 13, 2002, June 5, 2003 and October 23, 2003 and approved by the stockholders on
                        May 14, 1992 and June 17, 2003)

         1. Purpose. The Ascential Software Corporation 1989 Outside Directors Stock Option Plan (the "Plan") is established effective as of February 13, 1989 (the "Effective Date") to create additional incentive for the outside directors of Ascential Software Corporation (formerly known as Informix Corporation) and any successor corporation thereto (collectively referred to as the "Company"), to promote the financial success and progress of the Company.

         2. Administration. The Plan shall be administered by the Board of Directors of the Company (the "Board") and/or by a duly appointed committee of the Board having such powers as shall be specified by the Board. Any subsequent references herein to the Board shall also mean the committee if such committee has been appointed and, unless the powers of the committee have been specifically limited, the committee shall have all of the powers of the Board granted herein, including, without limitation, the power to terminate or amend the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law. All questions of interpretation of the Plan or of any options granted under the Plan (an "Option") shall be determined by the Board, and such determinations shall be final and binding upon all persons having an interest in the Plan and/or any Option. All Options shall be nonqualified stock options. Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, or election.

         3. Eligibility and Type of Option. The Options may be granted only to directors of the Company who are not employees of the Company or any present or future parent and/or subsidiary corporations of the Company. Options granted to eligible directors of the Company ("Outside Directors") shall be nonqualified stock options; that is, options which are not to be treated as having been granted under section 422(b) or section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). For purposes of the Plan, a parent corporation and a subsidiary corporation shall be defined in the Code.

         4. Shares Subject to Option. Options shall be options for the purchase of the authorized but unissued common stock of the Company (the "Stock"), subject to adjustment as provided in paragraph 8 below. The maximum number of shares of Stock which may be issued under the Plan shall be 650,000, after giving effect to the one-for-four reverse split of the Stock effective June 17, 2003. In the event that any outstanding Option for any reason expires or is terminated and/or shares of Stock subject to repurchase are repurchased by the Company, the shares allocable to the unexercised portion of such Option, or such repurchased shares, may again be subjected to an Option.

         5. Time for Granting Options. All Options shall be granted, if at all, within twenty (20) years from the Effective Date.

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         6.       Terms, Conditions and Form of Options. Options granted
pursuant to the Plan shall be evidenced by written agreements specifying the number of shares of Stock covered thereby, in substantially the form attached hereto as Exhibit A and incorporated herein by reference (the "Option Agreement"), and shall comply with and be subject to the following terms and conditions:

                  (a) Automatic Grant of Options. Subject to execution by each Outside Director of the Option Agreement:

                           (i)      On the Effective Date, any Outside Director
who is a Class III director of the Company and who is not standing for reelection at the 1989 annual meeting of shareholders shall be granted an Option for five thousand (5000) shares of Stock.

                           (ii)     Upon initial appointment to the Board, each
Outside Director shall be granted an Option for twenty thousand (20,000) shares of Stock. One third of the shares subject to the Option will vest and become exercisable for each full year of the Outside Director's continuous service as a director of the Company.

                           (iii)    Each Outside Director shall be granted an
Option for fifteen thousand (15,000) shares of Stock. One third of the shares subject to the Option will vest and become exercisable on each one year anniversary. One third of the shares subject to the Option will vest and become exercisable for each full year of the Outside Director's continuous service as a director of the Company.

                           (iv)     Upon re-election to the Board, each Outside
Director shall be granted an Option for fifteen thousand (15,000) shares of Stock. One third of the shares subject to the Option will vest and become exercisable per year for each full year of the Outside Director's continuous service as a director of the Company.

                           (v)      Notwithstanding any other provision of the
Plan, no Option shall be granted to any individual who is no longer serving as an Outside Director of the Company.

                  (b) Option Price. The option price per share for an Option shall be the fair market value as of the date of the grant, as determined by (i) the closing price of a share of the Company's Stock on the principal exchange on which the shares of the Company's Stock are then trading, if any, on such date, or, if shares were not traded on such date then on the next preceding trading day during which a sale occurred; (ii) if such Stock is not traded on an exchange but quoted on NASDAQ or a successor quotation system, (1) the last sales price (if the Stock is then listed as a National Market Issue under the NASDAQ National Market System) or (2) the mean between the closing representative bid and asked prices (in all other cases) for the Stock on such date as reported by NASDAQ or such successor quotation system; or (iii) if such stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the fair market value established by the Board acting in good faith. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying with the provisions of the Code.

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                  (c)      Exercise Period of Options. An Option granted
hereunder shall be exercisable for a term of ten (10) years; provided, however, that the option granted to James Koch on May 14, 1992 shall be exercisable until May 14, 2005.

                  (d) Payment of Option Price. Payment of the option price for the number of shares of Stock being purchased pursuant to any Option shall be made in cash, by check, or cash equivalent.

                  (e) Shareholder Approval. Any Option granted pursuant to the Plan shall be subject to obtaining shareholder approval of the Plan at the first annual meeting of shareholders after the Effective Date. Notwithstanding the foregoing, shareholder approval shall not be necessary in order to grant any Option granted on the Effective Date; provided, however, that the exercise of any such Option shall be subject to obtaining shareholder approval of the Plan.

         7. Authority to Vary Terms. The Board shall have the authority from time to time to vary the terms of the Option Agreement either in connection with the grant of an individual Option or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of such revised or amended stock option agreements shall be in accordance with the terms of the Plan. Such authority shall include, but not by way of limitation, the authority to grant Options which are immediately exercisable subject to the Company's right to repurchase any unvested shares of stock acquired by the Optionee on exercise of an Option in the event such Optionee's service as a director of the Company is terminated for any reason.

         8. Effect of Change in Stock Subject to Plan. Appropriate adjustments shall be made in the number and class of shares of Stock subject to the Plan and to any outstanding Options and in the option price of any outstanding Options in the event of a stock dividend, stock split, reverse stock split, combination, reclassification, or like change in the capital structure of the Company.

         9. Transfer of Control. A "Transfer of Control" shall be deemed to have occurred in the event any of the following occurs with respect to the
Company:

                  (a) a merger, consolidation, or reorganization in which the shareholders of the Company before such merger, consolidation, or reorganization do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company;

                  (b) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange, or transfer to one (1) or more corporations where the shareholders of the Company before such sale, exchange, or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the corporation(s) to which the assets were transferred);

                  (c) the direct or indirect sale or exchange by the shareholders of the Company of eighty percent (80%) or more of the then outstanding voting stock of the Company where the shareholders of the Company before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company; or

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                  (d)      the liquidation or dissolution of the Company.

         Subject to any required action by the shareholders of the Company, in the event of a Transfer of Control, each Optionee shall have the right within a period commencing not more than thirty (30) days immediately prior to, and ending on the day immediately prior to, such Transfer of Control to exercise his outstanding Option(s) to the extent of all or any part of the aggregate number of shares subject to such Option(s).

         10. Options Non-Transferable. During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee. No Option shall be assignable or transferable by the Optionee, except by will or by the laws of descent and distribution.

         11. Termination or Amendment of Plan. The Board, including any duly appointed committee of the Board, may terminate or amend the Plan at any time; provided, however, that without the approval of the Company's shareholders, there shall be (a) no increase in the total number of shares of Stock covered by the Plan (except by operation of the provisions of paragraph 8 above), and (b) no change in the class of persons eligible to receive nonqualified stock options. In any event, no amendment may adversely affect any then outstanding Option or any unexercised portion thereof, without the consent of the Optionee.

EXECUTION

IN WITNESS WHEREOF, Ascential Software Corporation, by its duly authorized officer, has executed the Plan on the date indicated below.

ASCENTIAL SOFTWARE CORPORATION

/s/ Peter Gyenes

Name: Peter Gyenes
Title: Chairman of the Board of Directors and Chief Executive Officer

Dated: October 23, 2003

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